Exhibit 99.1

Press Release
Media Contact:
Lisa McLaughlin
513-368-1860
lmclaughlin@hsr.com
Cincinnati Bell Elects New Board Member Craig Maier
CINCINNATI — July 31, 2008 — Cincinnati Bell Inc. (NYSE: CBB) today announced the election of Craig F. Maier as a director of the company, effective July 25, 2008.
Maier, 58, is president and chief executive officer of Frisch’s Restaurants, Inc., a Cincinnati-based company that operates full-service family-style restaurants under the names of Frisch’s Big Boy and Golden Corral. Maier joined Frisch’s in 1975 as a manager trainee in restaurant operations. He owned and operated a Big Boy franchise in New Richmond, Ohio, and held several corporate positions including area supervisor, divisional vice president, and executive vice president. A member of the Frisch’s board of directors since 1984, he was elected president and chief executive officer of the company in 1989.
A graduate of Trinity College in Hartford, Conn., Maier served in the U.S. Army before earning a Master of Business Administration from Columbia University. He currently serves on the boards of Cincinnati Playhouse in the Park, Cincinnati Museum Association, Cincinnati Arts Association, Cincinnati Zoo, and the Dan Beard Council — Boy Scouts of America. In addition, he is an honorary member of the board of the Cincinnati Ballet and a member of the Cincinnati Business Committee and the Ohio Business Roundtable.
About Cincinnati Bell Inc.
With headquarters in Cincinnati, Ohio, Cincinnati Bell (NYSE: CBB) provides integrated communications solutions—including local, long distance, data, Internet, and wireless services—that help keep residential and business customers in Greater Cincinnati and Dayton connected with each other and with the world.
In addition, businesses ranging in size from start-up companies to large enterprises turn to Cincinnati Bell for efficient, scalable office communications systems as well as complex information technology solutions including data center and managed services.
Cincinnati Bell conducts its operations through three business segments: Wireline, Wireless, and Technology Solutions. For more information, visit www.cincinnatibell.com.
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